Exhibit 99.1

Investors and Shareholders:

Dennis Bencala

SiRF Technology Holdings, Inc.

(408) 392-8314

dbencala@sirf.com

FOR IMMEDIATE RELEASE

SiRF Technology Holdings Inc. Updates Fiscal First Quarter Revenue Expectations

SAN JOSE, Calif.– March 25, 2008/PRNewswire/ — SiRF Technology Holdings, Inc. (NASDAQ: SIRF), a leading provider of GPS-enabled silicon and premium software location platforms, today updated quarterly expectations for its fiscal first quarter ended March 31, 2008.

Based upon preliminary results, the Company’s expectations for the first fiscal quarter revenue are $60M to $62M revenue, compared to the prior expected range of $71M to $77M. SiRF experienced greater than expected softness in product demand from its customers especially in the PND, or Personal Navigation Devices market.

In response to the continued economic uncertainties and expected continuing consumer demand weakness in the first half of the year, SiRF has implemented a corporate restructuring effort which will include a reduction in force, the closing of two offices, and the cancellation or reprioritizing of certain engineering projects. The reduction in force will result in reducing the Company’s headcount by approximately 7% by September 30, 2008. The reduction in force will be achieved by a combination of immediate lay-offs, elimination of non-essential positions and attrition. The closing of offices will include the closure of SiRF’s South San Francisco and the Stockholm, Sweden offices. Both closures are expected to be completed by the end of September 2008. Although SiRF has made considerable progress on the development of its mobile TV technology, the market for mobile TV has been slow to ramp up. In view of this, the Company has stopped further product developments in the mobile TV space and will focus its efforts on its core business. Most of the engineers associated with this project will be reassigned to other SiRF core technology development programs. SiRF expects to incur pre-tax charges in connection with this restructuring in the range of $1.5—$2M through September 2008.

“Although we had anticipated demand softness in the first quarter, we are disappointed that the expected demand ramp up late in the quarter did not materialize,” said Dr. Michael Canning, President and CEO. “Due to the continuing economic uncertainties, we have decided to implement certain cost reduction measures to improve our financial performance in 2008. Although painful, these measures are essential to bring our expenses more in line with the current business. We are focusing our resources on our core businesses and especially on the release and ramp up of new products, such as the SiRFstarIII-GSD3t and the recently launched SiRFprima which are getting very good customer reception.”

Quarterly conference call details:

SiRF will host a conference call this morning, March 25, 2008, at approximately 8:00 AM EDT/5:00 AM PDT to discuss the restructuring.

This event is available through the SiRF Technology web site at www.sirf.com by clicking on the “Investors” link. Listeners should go to the website at least ten minutes before the event to download and install any necessary audio software. For those unable to attend the live broadcast, an archived version of the webcast will be available for twelve months.

The call can also be heard by dialing (800) 895-0198 (domestic) or (785) 424-1053 (international) and entering the conference id: SIRF. A telephonic replay will also be available approximately 2 hours following the earnings call and will be available for two weeks. The telephone playback of the conference call can be accessed by dialing (800) 243-8160.

About SiRF Technology Holdings, Inc.:

SiRF Technology Holdings, Inc. develops and markets semiconductor and software products that are designed to enable location-awareness utilizing GPS and other location technologies, enhanced by wireless connectivity capabilities such as Bluetooth, for high-volume mobile consumer devices and commercial applications. SiRF’s technology has been integrated into mobile consumer devices, such as automobile navigation systems, mobile phones, PDAs, GPS-based peripherals and handheld GPS navigation devices, and into commercial applications, such as location servers, asset tracking devices and fleet management systems. SiRF markets and sells its products in three target platforms: wireless handheld devices, such as mobile phones; automotive electronics systems, including navigation and telematics systems; and consumer and compute devices, including personal digital assistants, notebook computers, recreational GPS handhelds, mobile gaming machines, digital cameras and watches. Founded in 1995, SiRF is headquartered in San Jose, Calif., and has sales offices, design centers and research facilities around the world. The company trades on the Nasdaq Stock Exchange under the symbol SIRF. Additional information about SiRF and its Location Technology solutions can be found at www.sirf.com.

FORWARD-LOOKING STATEMENTS:

Except for the historical information contained herein, the matters set forth in this press release, including but not limited to, our revenue expectations, consumer demand, our ability to complete the restructuring by September 2008 and our anticipated expense reductions and restructuring charges, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “to,” “being,” “possible,” “may,” “address,” “designed to,” “provide,” “anticipate,” “believe,” “expect,” “plan,” “will,” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and reported results should not be considered as an indication of future performance. SiRF’s actual results could differ materially from those discussed in these forward-looking statements as a result of risks and uncertainties, including, among others, the market for GPS-based location awareness capabilities, our ability to keep pace with rapid technological change, the semiconductor industry, international operations and our ability to compete, our ability to successfully integrate acquired businesses and other risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and from time to time in SiRF’s SEC reports. These forward-looking statements speak only as of the date hereof. We do not undertake any obligation to update forward-looking statements.